Exhibit (a)(1)(i)

HEALTHSOUTH CORPORATION

Offer to Purchase for cash up to $350,000,000 of shares of our outstanding

Common Stock

(CUSIP No. 421924)

The Offer will expire at 12:00 midnight, New York City time, at the end of

Tuesday, March 19, 2013, unless the Offer is extended or earlier terminated by us.

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), an aggregate of up to $350 million of shares of our outstanding Common Stock, par value $0.01 per share (the “Common Stock”). Our offer to purchase the Common Stock, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, March 19, 2013, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the “Expiration Date.”

We are offering to purchase Common Stock in the Offer up to an aggregate purchase price of $350 million. Upon the terms and subject to the conditions of the Offer, we will determine a single price per share of Common Stock that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $25.50 per share nor less than $22.50 per share, that will allow us to purchase that number of shares of Common Stock having an aggregate purchase price of $350 million, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Common Stock tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price in excess of $350 million are properly tendered and not properly withdrawn.

•

At the maximum Final Purchase Price of $25.50 per share, we could purchase 13,725,490 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 14.4% of the issued and outstanding shares of Common Stock as of February 12, 2013.

•

At the minimum Final Purchase Price of $22.50 per share, we could purchase 15,555,555 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 16.3% of the issued and outstanding shares of Common Stock as of February 12, 2013.

•

If, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of less than $350 million are properly tendered and not properly withdrawn, we will buy all such shares of Common Stock properly tendered and not properly withdrawn.

See “Summary terms of the Offer” and “The Offer — Common Stock; price.”

To effectively tender Common Stock after 5:00 p.m., New York City time, on the Expiration Date, but before 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary (as defined herein). Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required. See “The Offer — Procedures for tendering the Common Stock.”

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Upon the terms and subject to the conditions of the Offer, up to $350 million of Common Stock properly tendered in the Offer and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be purchased in the Offer. As of February 12, 2013, there were 95,488,898 shares of Common Stock outstanding.

The Offer is not conditioned on any minimum number of shares of Common Stock being tendered or upon our obtaining any financing. The Offer is, however, subject to the conditions discussed under “The Offer — Conditions of the Offer.”

The Common Stock is listed on the New York Stock Exchange and trades under the symbol “HLS.”

Dealer Manager for the Offer

J.P. Morgan

Offer to Purchase dated February 20, 2013.

Important information

References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to HealthSouth Corporation, unless the context indicates otherwise.

You may tender your Common Stock by transferring it through DTC’s Automated Tender Offer Program (“ATOP”) or by following the other procedures described under “The Offer — Procedures for tendering the Common Stock.”

We are not providing for procedures for tenders of Common Stock to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Common Stock through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Common Stock on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the Final Purchase Price for, any Common Stock properly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under “The Offer — Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Georgeson Inc., as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to J.P. Morgan Securities LLC, as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed on the back cover of this Offer to Purchase. Computershare Inc. is acting as the depositary for the Offer (the “Depositary”). See “The Offer — Persons employed in connection with the Offer.”

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE COMMON STOCK IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO WHETHER TO TENDER ANY COMMON STOCK. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Where you can find more information

We are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s website at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

For further information, please refer to our Issuer Tender Offer Statement on Schedule TO, filed with the SEC pursuant to Rule 13e-4 under the Exchange Act, on February 20, 2013, and any amendments thereto (the “Schedule TO”).

Information about us is also available on our website at http://www.healthsouth.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

Incorporation of documents by reference

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

• Our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 19, 2013; and

• Our current reports on Form 8-K, filed with the SEC on January 29, 2013 (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where you can find more information” or by contacting us at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, telephone: (205) 967-7116, Attention: Secretary. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than 4:00 p.m., New York City time, March 8, 2013 so that such documents may be delivered to you prior to the Expiration Date.

Summary terms of the offer

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Common Stock. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Common Stock. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is offering to purchase my Common Stock?

HealthSouth Corporation is offering to purchase the Common Stock. The Common Stock was issued pursuant to our Certificate of Incorporation. HealthSouth Corporation is a Delaware corporation. The mailing address of our principal executive offices is 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243. Our telephone number is (205) 967-7116.

Why is the Company making the Offer?

The principal purpose of the Offer is to reduce the outstanding shares of Common Stock. The Offer is consistent with the Company’s strategy of deploying financial resources towards long-term, stockholder value-creating opportunities.

Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing Common Stock, including in the open market or through a fixed price tender offer for the shares, recent trends in the market regarding modified “Dutch auction” tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our Common Stock, of the stock of comparable public companies and of related market indices.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares of Common Stock and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of Common Stock without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their shares of Common Stock without incurring broker’s fees or commissions associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. Furthermore, “odd lot holders” who hold Common Stock registered in their names and tender their Common Stock directly to the Depositary and whose shares of Common Stock are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Common Stock. See “Purposes, effects and plans — Purposes of the Offer.”

What are the securities being sought in the Offer and what is the purchase price?

We are offering to purchase Common Stock in the Offer up to an aggregate purchase price of $350 million. Upon the terms and subject to the conditions of the Offer, we will determine a single price per share of Common Stock that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $25.50 per share nor less than $22.50 per share, that will allow us to purchase that number of shares of Common Stock having an aggregate purchase price of $350 million, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn. All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased.

• At the maximum Final Purchase Price of $25.50 per share, we could purchase 13,725,490 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 14.4% of the issued and outstanding shares of Common Stock as of February 12, 2013.

• At the minimum Final Purchase Price of $22.50 per share, we could purchase 15,555,555 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 16.3% of the issued and outstanding shares of Common Stock as of February 12, 2013.

• If, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of less than $350 million are properly tendered and not properly withdrawn, we will buy all such shares of Common Stock properly tendered and not properly withdrawn.

If, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of more than $350 million are properly tendered and not properly withdrawn, we will purchase all shares of Common Stock tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis. See “The Offer — Common Stock; price.

As of February 12, 2013, there were 95,488,898 shares of Common Stock outstanding.

Is there a minimum Final Purchase Price that will be paid in the Offer?

Yes. In no event will the Final Purchase Price paid in the Offer be less than $22.50 per share of Common Stock properly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “The Offer — Common Stock; price.”

Is there a maximum Final Purchase Price that will be paid in the Offer?

Yes. In no event will the Final Purchase Price paid in the Offer be more than $25.50 per share of Common Stock properly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “The Offer — Common Stock; price.”

How and when will I be paid?

If your Common Stock is accepted for purchase in the offer, you will be paid the Final Purchase Price in cash, promptly after the Expiration Date and the acceptance of such Common Stock for purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Common Stock until at least three business days after the Expiration Date. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer — Purchase of the Common Stock; payment of Final Purchase Price.”

If your Common Stock is held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Common Stock after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described under “The Offer — Procedures for tendering the Common Stock” and “The Offer — Withdrawal rights.”

How much Common Stock will the Company purchase in all?

Upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of up to $350 million of our outstanding Common Stock properly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “The Offer — Common Stock; price.”

If the Offer is oversubscribed, in what order will the tendered Common Stock be purchased?

We will purchase shares of Common Stock on the following basis:

• first, we will purchase all shares properly tendered at or below the Final Purchase Price by any odd lot holder (holders of “odd lots” of less than 100 Shares);

• second, after the purchase of all of the shares of Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, we will purchase all other shares of Common Stock properly tendered at or below the Final Purchase Price on a pro rata basis (excluding shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional shares; and

• third, only if necessary to permit us to purchase shares of Common Stock having an aggregate purchase price of $350 million (or such greater aggregate purchase price as we may elect, subject to applicable law), we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their shares of Common Stock to be purchased by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of Common Stock.

Therefore, it is possible that we will not purchase all of the shares of Common Stock that you tender even if you tender them at or below the Final Purchase Price. See “The Offer – Common Stock; price.”

Is the Offer subject to any minimum tender or other conditions?

Our obligation to purchase Common Stock properly tendered and not properly withdrawn in the Offer is not subject to any minimum tender condition or financing condition. However, the Offer is subject to the conditions described under “The Offer — Conditions of the Offer.”

May I tender only a portion of the Common Stock that I own?

Yes. You do not have to tender all of the Common Stock that you own to participate in the Offer.

How will the Company pay for the Common Stock?

We intend to use a combination of cash on hand and borrowings under our existing revolving credit facility to pay for all Common Stock that we purchase in the Offer. There is no financing condition to the Offer. See “The Offer — Source and amount of funds.”

How long do I have to tender my Common Stock in the Offer?

You will have until 12:00 midnight, New York City time, at the end of Tuesday, March 19, 2013 to decide whether to tender your Common Stock in the Offer, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See “The Offer — Common stock; price,” “The Offer — Procedures for tendering the Common Stock” and “The Offer — Extension of the Offer; termination; amendment.”

Under what circumstances can the Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Common Stock will be accepted for purchase and any Common Stock that has been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “The Offer — Extension of the Offer; termination; amendment.”

How will I be notified if the Offer is extended, amended or terminated?

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Offer — Extension of the Offer; termination; amendment.”

How do I participate in the Offer?

You may tender your Common Stock by transferring the Common Stock through ATOP or following the other procedures described under “The Offer — Procedures for tendering Common Stock.”

What must I do to participate if my Common Stock is held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Common Stock and it is held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Common Stock on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

Should you have any questions as to the procedures for tendering your Common Stock, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

WE ARE NOT PROVIDING FOR PROCEDURES FOR TENDERS OF COMMON STOCK TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF DTC ON OR

PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR COMMON STOCK THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER COMMON STOCK ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

See “The Offer — Procedures for tendering the Common Stock.”

Once I have tendered Common Stock, can I change my mind?

You may withdraw previously tendered Common Stock at any time before the Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Common Stock you have tendered, you may withdraw your Common Stock at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

To withdraw Common Stock previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Common Stock through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Common Stock to be withdrawn, the name of the registered holder of the Common Stock and the number of the account at DTC to be credited with the withdrawn Common Stock, and you must otherwise comply with DTC’s procedures. See “The Offer — Withdrawal rights.”

What is the market value of my Common Stock as of a recent date?

The closing price of our Common Stock on the New York Stock Exchange on February 19, 2013 was $24.09 per share. You are urged to obtain more current price information for the Common Stock. See “The Offer — Market and recent prices for the Common Stock.”

How will participation in the Offer affect my rights with respect to the Common Stock?

If your Common Stock is tendered and accepted in the Offer, you will receive the Final Purchase Price but you will give up all rights and obligations associated with ownership of the Common Stock. See “Purposes, effects and plans — Material differences in the rights of Common Stock holders as a result of the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Common Stock be affected?

The rights and obligations under the Common Stock that remains outstanding after settlement of the Offer will not change as a result of the Offer. See “Purposes, effects and plans — Material differences in the rights of Common Stock holders as a result of the Offer” and “Purposes, effects and plans — Effects of the Offer on the market for Common Stock.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Common Stock in the Offer?

A registered holder of Common Stock that tenders its Common Stock directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Common Stock to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Manager or transfer taxes. If you hold Common Stock through a broker or bank that is not the Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Common Stock. See “The Offer — Procedures for tendering the Common Stock,” “The Offer — Purchase of the Common Stock; payment of purchase price” and “The Offer — Brokerage commissions.”

What are the tax consequences of tendering my Common Stock?

Holders of Common Stock may be subject to United States federal income and withholding tax upon the receipt of cash from us as payment for the Common Stock tendered in the Offer. Holders of Common Stock may also be subject to other federal, state, local, foreign or other taxation upon the receipt of cash from us as payment for the Common Stock tendered and are urged to consult with their own tax advisors prior to participating in the Offer. See “Purposes, effects and plans — Material United States federal income tax consequences.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Common Stock as to whether to tender any Common Stock. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Who can I talk to if I have questions about the Offer?

Georgeson Inc. is acting as the Information Agent for the Offer and J.P. Morgan Securities LLC is acting as the Dealer Manager for the Offer. You may call the Information Agent or the Dealer Manager if you have any questions about the Offer. See “The Offer — Persons employed in connection with the Offer” and the back cover of this Offer to Purchase for further information.

Forward-looking statements

This Offer to Purchase includes forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management’s beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2012. Additional factors may emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The Offer

The offeror

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, an aggregate of up to $350 million of shares of our outstanding Common Stock. The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, March 19, 2013, unless the Offer is extended or earlier terminated by us. HealthSouth is a Delaware corporation. The mailing address of our principal executive offices is 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243. Our telephone number is (205) 967-7116.

Common Stock; price

We are offering to purchase Common Stock in the Offer up to an aggregate purchase price of $350 million. Upon the terms and subject to the conditions of the Offer, we will determine a single price per share of Common Stock that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $25.50 per share nor less than $22.50 per share, that will allow us to purchase that number of shares of Common Stock having an aggregate purchase price of $350 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased.

• At the maximum Final Purchase Price of $25.50 per share, we could purchase 13,725,490 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 14.4% of the issued and outstanding shares of Common Stock as of February 12, 2013.

• At the minimum Final Purchase Price of $22.50 per share, we could purchase 15,555,555 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 16.3% of the issued and outstanding shares of Common Stock as of February 12, 2013.

• If, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of less than $350 million are properly tendered and not properly withdrawn, we will buy all such shares of Common Stock properly tendered and not properly withdrawn.

We will only purchase shares of Common Stock properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Common Stock tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of more than $350 million are properly tendered and not properly withdrawn. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered shares until at least three business days after the Expiration Date. All Common Stock properly tendered but not purchased because the Offer is not completed, or because of proration or conditional tenders, will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

By following the instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares of Common Stock, but a separate Letter of Transmittal must be submitted for Common Stock tendered at each price. Stockholders can also specify the order in which the specified portions of their Common Stock will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares of Common Stock are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares of Common Stock are purchased due to proration, the Depositary will select the order of shares purchased.

You may withdraw your Common Stock from the Offer by following the procedures described under “The Offer — Withdrawal rights.”

If we:

• otherwise increase or decrease the maximum or minimum purchase price to be paid for the Common Stock; or

• decrease the amount of Common Stock we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer — Extension of the Offer; termination; amendment.” The calculation of the Final Purchase Price will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum amount of Common Stock being tendered or upon our obtaining any financing. The Offer is, however, subject to other conditions discussed under “The Offer — Conditions of the Offer.”

In the event that the Offer is oversubscribed, as described below, Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date will be subject to proration, except for odd lots. The withdrawal rights also expire at the Expiration Date.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Common Stock having an aggregate purchase price in excess of $350 million (or such greater aggregate purchase price as we may elect, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Common Stock on the basis set forth below:

•	first, we will purchase all Common Stock properly tendered and not properly withdrawn by any odd lot holder, as described below, who:

•	tenders all shares of Common Stock owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Common Stock owned by such odd lot holder will not qualify for this preference); and

•	completes the section captioned “Odd Lots” in the Letter of Transmittal;

•	second, after the purchase of all of the Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, we will purchase all other shares of Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn on a pro rata basis (excluding Common Stock subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional shares; and

•	third, only if necessary to permit us to purchase shares of Common Stock having an aggregate purchase price of $350 million (or such greater aggregate purchase price as we may elect, subject to applicable law), we will purchase Common Stock conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their Common Stock to be purchased by random lot, stockholders whose Common Stock is conditionally tendered must have tendered all of their Common Stock.

As a result of the foregoing priorities applicable to the purchase of shares of Common Stock tendered, it is possible that fewer than all shares of Common Stock tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares of Common Stock, none of those shares of Common Stock will be purchased even though such shares of Common Stock were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase Common Stock having an aggregate purchase price of more than $350 million in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater amount.

Odd Lots. For purposes of the Offer, the term “odd lots” means all Common Stock properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares of Common Stock, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal. To qualify for this preference, an odd lot holder must tender all Common Stock owned beneficially or of record by the odd lot holder. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Common Stock. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares of Common Stock, even if these holders have separate accounts or certificates representing fewer than 100 shares of Common Stock. By accepting the Offer, an odd lot holder who holds Common Stock in his or her name and tenders his or her Common Stock directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Common Stock. Any odd lot holder wishing to tender all of such odd lot holder’s Common Stock pursuant to the Offer should complete the section captioned “Odd Lots” in the Letter of Transmittal.

Proration. If proration of tendered Common Stock is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Common Stock, other than odd lot holders, will be based on the ratio of the number of shares of Common Stock properly tendered and not properly withdrawn by such stockholder to the total number of shares of Common Stock properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price (excluding Common Stock subject to conditional tenders for which the condition was not initially satisfied). Because of the difficulty in determining the number of shares of Common Stock properly tendered and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described below, we expect that we will not be able to announce the final proration factor, if any, or commence payment for any Common Stock purchased pursuant to the Offer until at least three business days after the Expiration Date. The preliminary results of any proration will be announced by press release on the business day following the Expiration Date. After the Expiration Date, stockholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

Conditional Tender of Common Stock. Subject to the exception for odd lot holders, in the event that the Offer is oversubscribed, Common Stock tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. As discussed above, the number of shares of Common Stock to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Common Stock subject to the condition that a specified minimum number of the stockholder’s

Common Stock tendered pursuant to a Letter of Transmittal must be purchased if any shares of Common Stock tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section captioned “Conditional Tender” in the Letter of Transmittal. We urge each stockholder to consult with his or her financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares of Common Stock that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, shares of Common Stock having an aggregate purchase price of more than $350 million (or such greater aggregate purchase price as we may elect, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares of Common Stock, we will calculate a preliminary proration percentage based upon all shares of Common Stock properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares of Common Stock to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Common Stock tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned to the tendering stockholder at our expense promptly after the Expiration Date. After giving effect to these withdrawals, we will accept the remaining Common Stock properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.

If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares of Common Stock to be purchased to fall below an aggregate purchase price of $350 million (or such greater aggregate purchase price as we may elect, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase Common Stock having an aggregate purchase price of $350 million (or such greater aggregate purchase price as we may elect, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares of Common Stock to be purchased. To be eligible to have their Common Stock purchased by random lot, stockholders whose Common Stock is conditionally tendered must have tendered all of their Common Stock in the Offer, and so indicated by checking the appropriate box in the Letter of Transmittal.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Stock.

Procedures for tendering the Common Stock

If you desire to tender Common Stock, you may tender such Common Stock to the Depositary through DTC’s Automated Tender Offer Program (“ATOP”) or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Common Stock and any other required documents, in either case by following the procedures set forth below.

WE ARE NOT PROVIDING FOR TENDERS OF COMMON STOCK TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR COMMON STOCK THROUGH A BROKER, DEALER,

COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER COMMON STOCK ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

How to tender if you are a beneficial owner but not a DTC participant

If you hold your Common Stock through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Common Stock prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Common Stock through its DTC account to tender the Common Stock in the Offer to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

If you hold your Common Stock through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Common Stock on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Common Stock through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Common Stock through such broker or bank.

How to tender if you are a DTC participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•	(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and (iv) ensure that the Depositary receives, prior to 12:00 midnight, New York City time, at the end of the Expiration Date, a timely confirmation of book-entry transfer of such Common Stock into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Manager or the Information Agent. The Agent’s Message or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the Agent’s Message.

By tendering Common Stock pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Common Stock is not effective, and the risk of loss of the Common Stock does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Common Stock for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Common Stock by causing DTC to transfer such Common Stock into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Common Stock held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Common Stock, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

To effectively tender Common Stock after 5:00 p.m., New York City time, on the Expiration Date, but before 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary at the facsimile number shown on the back cover of this Offer to Purchase. The Voluntary Offering Instructions form is filed as an exhibit to the Schedule TO. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.

If you desire to tender your Common Stock on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Common Stock is held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Common Stock after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described above.

Signature guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Common Stock tendered or withdrawn, as the case may be, pursuant thereto are tendered or withdrawn (1) by the DTC participant whose name appears on a security position listing as the owner of the Common Stock who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If shares of Common Stock are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Final Purchase Price is to be made or tendered, or shares of Common Stock that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Common Stock must be guaranteed by a Medallion Signature Guarantor as described above.

General provisions

The method of delivery of Common Stock and all other documents or instructions including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Common Stock will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Common Stock that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Common Stock. A waiver of any defect of irregularity with respect to the tender of any Common Stock shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Common Stock except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Common Stock shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Common Stock, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Common Stock for purchase.

Common Stock being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before 12:00 midnight, New York City time, at the end of the Expiration Date.

No appraisal rights

No appraisal rights are available to holders of Common Stock under applicable law in connection with the Offer.

Your representation and warranty; our acceptance constitutes an agreement

A tender of Common Stock under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Common Stock in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Common Stock;

•	you have assigned and transferred the Common Stock to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Common Stock to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

•	your Common Stock is being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Common Stock and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Common Stock, have represented, warranted and agreed to each of the above.

By tendering Common Stock pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Common Stock tendered thereby.

Our acceptance for purchase of Common Stock tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Common Stock if the Offer is not completed

If any properly tendered Common Stock is not purchased because the Offer is not completed, such unpurchased Common Stock will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup withholding and information reporting

For a discussion of the material United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Purposes, effects and plans  — Material United States federal income tax consequences.”

Withdrawal rights

Common Stock tendered in the Offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the Expiration Date and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Common Stock for purchase by then. Except as otherwise provided in this section, tenders of Common Stock are irrevocable.

For a withdrawal of a tender of Common Stock to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Common Stock to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Common Stock, if different from that of the person who deposited the Common Stock;

•	contain the number of shares of Common Stock to be withdrawn and the number of the account at DTC to be credited with the withdrawn Common Stock;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

•	if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Common Stock, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of properly tendered Common Stock can only be accomplished in accordance with the foregoing procedures.

If you tendered your Common Stock through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Common Stock, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Common Stock will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Common Stock, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Common Stock through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Common Stock after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Through DTC, the Depositary will return to tendering holders all Common Stock in respect of which it has received proper withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Common Stock that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Common Stock. A waiver of any defect or irregularity with respect to the withdrawal of any Common Stock shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Common Stock except to the extent we may otherwise so provide. Withdrawals of Common Stock shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Common Stock properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Common Stock are properly re-tendered before the expiration of the Offer by following the procedures described under “The Offer — Procedures for tendering the Common Stock.”

If we extend the Offer, are delayed in our acceptance for purchase of Common Stock, or are unable to accept for purchase Common Stock under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Stock on our behalf, and such Common Stock may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Common Stock; payment of Final Purchase Price

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will accept for purchase and pay for, and thereby purchase, an aggregate of up to $350 million of Common Stock properly tendered and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the Offer.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Common Stock that are properly tendered and not properly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Common Stock for purchase.

We will pay the aggregate purchase price, pursuant to the terms of the Offer, for the shares of Common Stock purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment promptly after the Expiration Date.

We will not pay interest on the Final Purchase Price, payable pursuant to the terms of the Offer, with respect to any of the Common Stock regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Common Stock in the Offer. See the conditions of the Offer under “The Offer — Conditions of the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of Common Stock purchased under the Offer. If, however, (i) payment of the Final Purchase Price is to be made to any person other than the registered holder or (ii) Common Stock not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for purchase and pay for any Common Stock tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Common Stock, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act which require that an offeror pay the consideration offered or return the Common Stock tendered promptly after the termination or withdrawal of a tender offer, if:

•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Common Stock will result in any adverse tax consequences to us; or

•	in our reasonable judgment, any of the following shall have occurred and be continuing:

•	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

•	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment, reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•	there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

•	there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer.

We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Common Stock not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Offer must be satisfied or waived by us prior to the expiration of the Offer. The Offer is not conditioned upon the tender of any minimum number of shares of Common Stock or upon our obtaining any financing.

Market and recent prices for the Common Stock

Our Common Stock is listed on the New York Stock Exchange under the symbol “HLS”. The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for our Common Stock on the New York Stock Exchange, rounded to the nearest cent.

	Common stock sales prices
Calendar period	High	Low

2010
First quarter	$20.76	$16.65
Second quarter	22.22	18.50
Third quarter	19.64	16.20
Fourth quarter	21.62	17.59

2011
First quarter	25.38	20.78
Second quarter	28.50	23.38
Third quarter	27.16	14.07
Fourth quarter	19.55	13.65

2012
First quarter	21.53	16.55
Second quarter	23.35	18.44
Third quarter	24.99	20.99
Fourth quarter	24.39	19.85

2013
First quarter (through February 15, 2013)	24.22	21.53

The closing price of our Common Stock on the New York Stock Exchange on February 19, 2013 was $24.09.

We urge you to obtain more current price information for our Common Stock during the Offer period.

We have never paid cash dividends on our Common Stock, but we believe our current financial position would allow us to do so. At this time, we are considering dividends but do not currently have authority to declare any. Any future decisions regarding dividends on our Common Stock would have to be approved at the discretion of our board of directors based on the considerations it deems appropriate at the time.

On February 12, 2013, there were 95,488,898 shares of Common Stock outstanding.

Source and amount of funds

We are offering to purchase an aggregate of up to $350 million of shares of our outstanding Common Stock. We intend to use a combination of cash on hand and borrowings under our existing revolving credit facility to pay for all Common Stock that we purchase in the Offer. There are no material conditions to our ability to utilize our cash on hand to pay for all the Common Stock we will purchase in the Offer, other than the restricted payments covenant in our credit agreement described below. Our revolving credit facility provides for up to $600 million of secured revolving credit that will expire in August 2017. As of December 31, 2012, no amounts were drawn under the revolving credit facility. If amounts had been drawn as of that date, they would have borne interest at a rate of 2.05%. In addition, the credit agreement contains affirmative and negative covenants and default and acceleration provisions, including a minimum interest coverage ratio and a maximum leverage ratio that change over time, and a limitation on “restricted payments.” That is, our credit agreement restricts us from declaring or paying cash dividends on or repurchasing our Common Stock unless: (1) we are not in default under our credit agreement and (2) the amount of the dividend, when added to the aggregate amount of prior Common Stock dividends and repurchases and other defined “restricted payments” previously made, does not exceed $200 million, which amount is subject to increase by accumulated excess cash flows over time (approximately an additional $185 million as of December 31, 2012). The revolving credit facility had an available borrowing capacity of $560.5 million as of December 31, 2012 after taking into account $39.5 million being utilized under the letter of credit subfacility. There is no present intent to refinance or repay the credit facility except for draws and repayments in the ordinary course of business. The bank group providing the credit facility consists of Barclays Bank PLC, as administrative agent and collateral agent, Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A., Goldman Sachs Lending Partners LLC, and Morgan Stanley Senior Funding, Inc., as co-documentation agents, and various other lenders from time to time. We do not have alternative financing plans in the event we do not have enough cash on hand and availability under our credit facility to finance the Final Purchase Price.

There is no financing condition to the Offer.

Extension of the Offer; termination; amendment

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Common Stock by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Common Stock not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Common Stock, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Common Stock which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Common Stock promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer — Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Common Stock or by decreasing the number of shares of Common Stock being sought in the

Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Common Stock sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

• otherwise increase or decrease the maximum or minimum purchase price to be paid for the Common Stock; or

• decrease the number of shares of Common Stock we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of a Final Purchase Price will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any properly tendered Common Stock.

Security ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing has effected any market transactions involving the Common Stock during the 60 days prior to the date of this Offer to Purchase except for transactions related to the Company’s compensation plans which have been disclosed on Form 4 filings with the SEC. To the best of our knowledge, we will not acquire any Common Stock from any of our directors, officers or affiliates pursuant to the Offer.

The following table sets forth information regarding the beneficial ownership, as of February 12, 2013, of our common stock for (1) each director, (2) each executive officer, and (3) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243.

Name	Common shares beneficially owned(1)		Percent of class(2)

Management
John W. Chidsey	65,736		*
Dexanne B. Clohan, M.D.	98,284	(3)	*
Douglas E. Coltharp	61,225	(4)	*

Name	Common shares beneficially owned(1)		Percent of class(2)
Donald L. Correll	41,679		*
Yvonne M. Curl	39,416		*
Charles M. Elson	45,439		*
Edmund M. Fay	67,329		*
Jay Grinney	2,121,533	(5)	2.2%
Jon F. Hanson	99,672	(6)	*
Joan E. Herman	-		*
Leo I. Higdon, Jr.	39,849		*
Leslye G. Katz	-		*
Cheryl B. Levy	59,967	(7)	*
John E. Maupin, Jr.	42,693		*
Andrew L. Price	63,677	(8)	*
L. Edward Shaw, Jr.	59,942		*
Mark J. Tarr	401,392	(9)	*
John P. Whittington	308,523	(10)	*
All current directors and executive officers as a group	3,307,833	(11)	3.4%

*Less than 1%.

(1) According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2) The percentage of beneficial ownership is based upon 95,488,898 shares of Common Stock and 353,355 shares of preferred stock outstanding as of February 12, 2013. Those shares of preferred stock were convertible at the option of the holders into an aggregate of 11,585,415 shares of Common Stock, provided that, at our election, we may deliver cash in lieu of some or all of the shares otherwise deliverable.

(3) Includes 21,000 shares issuable upon exercise of options.

(4) Includes 24,379 shares issuable upon exercise of options.

(5) Includes 1,315,185 shares issuable upon exercise of options.

(6) Includes 5,000 shares issuable upon exercise of options, 12,200 shares held in trust over which Mr. Hanson has investment power but not voting power, and 6,000 shares held by his spouse.

(7) Includes 11,000 shares issuable upon exercise of options.

(8) Includes 28,000 shares issuable upon exercise of options.

(9) Includes 230,351 shares issuable upon exercise of options.

(10) Includes 164,515 shares issuable upon exercise of options.

(11) Includes 1,799,430 shares issuable upon exercise of options.

We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

Brokerage commissions

A registered holder of Common Stock that tenders its Common Stock directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Manager or the Depositary in connection with the tender of such Common Stock. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Common Stock through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Common Stock through such broker or bank.

Fees and expenses

We will bear the expenses of soliciting tenders of Common Stock. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Common Stock held by them as a nominee or in a fiduciary capacity.

No recommendation

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Common Stock as to whether to tender any Common Stock. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons employed in connection with the Offer

Dealer manager

The Dealer Manager for the Offer is J.P. Morgan Securities LLC. We have agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager in connection with the Offer and to reimburse the Dealer Manager for certain expenses incurred in connection with the Offer. We have also agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Common Stock and shares of our common stock in its proprietary accounts, and, to the extent it owns Common Stock in these accounts at the time of the Offer, the Dealer Manager may tender the Common Stock.

Depositary

Computershare Inc. has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Depositary for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “The Offer — Procedures for tendering the Common Stock.”

Information agent

Georgeson Inc. has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of our Common Stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Common Stock or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Stock.

The Offer is not being made to (nor will tenders of Common Stock be accepted from or on behalf of) holders of Common Stock in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Offer in any such jurisdiction.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Stock pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Stock in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where you can find more information.”

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

Purposes, effects and plans

Purposes of the Offer

The principal purpose of the Offer is to reduce the outstanding shares of Common Stock. The Offer is consistent with the Company’s strategy of deploying financial resources towards long-term stockholder value-creating opportunities.

Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing Common Stock, including in the open market or through a fixed price tender offer for the shares, recent trends in the market regarding modified “Dutch auction” tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our Common Stock, of the stock of comparable public companies and of related market indices.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares of Common Stock and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of Common Stock without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their shares of Common Stock without incurring broker’s fees or commissions associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary.

Future purchases

Following completion of the Offer, we may repurchase additional Common Stock that remains outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Common Stock that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates and the Dealer Manager and its affiliates from purchasing Common Stock outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Common Stock other than pursuant to the Offer until 10 business days after the Expiration Date of the Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material differences in the rights of Common Stock holders as a result of the Offer

Effects on the holders of Common Stock tendered and accepted in the Offer

If your Common Stock is tendered and accepted in the Offer, you will receive the Final Purchase Price per share of Common Stock tendered and accepted, but will give up rights and obligations associated with ownership of such Common Stock. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Common Stock and the tender is accepted.

The summary below does not purport to describe all of the terms of the Common Stock and is qualified in its entirety by reference to our restated certificate of incorporation, which will be filed as an exhibit to the Schedule TO and which is incorporated herein by reference. See “Where you can find more information.”

Cash Distributions. If you continue to hold any Common Stock after settlement of the Offer, you will be entitled under the terms of the Common Stock to receive quarterly dividends as determined by our Finance Committee and Board of Directors.

Voting Rights of Holders. If you continue to hold any Common Stock after settlement of the Offer, you will be entitled under the terms of the Common Stock to one vote for each share of Common Stock on all matters voted upon by the holders of the Common Stock, as well as voting rights otherwise from time to time required by law.

Effects on the holders of Common Stock not tendered in the Offer

The rights and obligations under the Common Stock, if any, that remains outstanding after settlement of the Offer will not change as a result of the Offer.

Effects of the Offer on the market for Common Stock

Our purchase of Common Stock in the Offer will reduce the number of shares of Common Stock that might otherwise be traded publicly and may reduce the number of holders of our Common Stock.

Treatment of shares accepted

Any Common Stock not tendered or tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the Offer. All Common Stock properly tendered and accepted in the Offer will be transferred to treasury stock.

Accounting treatment of repurchases of the Common Stock in the Offer

The accounting for the purchase of Common Stock pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Common Stock we purchase plus the fees related to the Offer and a corresponding reduction in total cash and a corresponding increase in debt to the extent we utilize available borrowing under our credit facility.

Material United States federal income tax consequences

The following is a general summary of certain material U.S. federal income tax consequences relating to the Offer as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings and judicial decisions all as in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) or other applicable authorities, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax (including them impact of the unearned income Medicare contribution tax) related to the Offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

• tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

• tax consequences to persons holding Common Stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

• tax consequences to U.S. Holders (as defined below) of Common Stock whose “functional currency” is not the U.S. dollar;

• tax consequences to partnerships or other pass-through entities and their members;

• tax consequences to certain former citizens or residents of the United States;

• U.S. federal alternative minimum tax consequences, if any; and

• any other U.S. federal, state, local or foreign tax consequences.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Common Stock who hold their Common Stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). If you are considering participating in the Offer, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. Holder” to refer to a beneficial owner of Common Stock, that is, for U.S. federal income tax purposes:

• an individual citizen or resident of the United States;

• a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

We use the term “Non-U.S. Holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of Common Stock that is not a U.S. Holder.

U.S. holders of Common Stock who receive cash under the Offer

A sale of Common Stock pursuant to this Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances as discussed below, as a distribution all or part of which may be classified as a dividend. If the sale of Common Stock pursuant to this Offer is treated as a “sale or exchange” for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received on the Common Stock pursuant to the Offer and the U.S. Holder’s adjusted tax basis in such Common Stock acquired by us. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

An exchange of Common Stock pursuant to this Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all the Common Stock owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Common Stock it actually owns, but also Common stock it constructively owns as determined under section 318 of the Code (including Common stock that may be acquired through options that it owns or Common Stock held by certain members of the U.S. Holder’s family).

An exchange of Common Stock pursuant to this Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in the Company. Whether a “meaningful reduction” of the U.S. Holder’s stock interest in the Company results will depend on the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction” (e.g., Rev. Rul. 76-385, a mere 3.3% reduction of a small, minority shareholder’s prior ownership of a publicly held corporation constituted a “meaningful reduction”). Thus, if, as a result of an exchange of Common Stock pursuant to the Offer, a U.S. Holder, whose relative stock interest in the Company is minimal and who exercises no control over the corporate affairs of the Company, suffers any reduction in its proportionate stock interest in the Company (including any shares constructively owned), the U.S. Holder generally should be regarded as having obtained a meaningful reduction in its stock interest in the Company.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Common Stock by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Common Stock actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Common Stock actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company. An exchange of Common Stock by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all of the Common Stock actually and constructively owned by the U.S. Holder is exchanged for cash pursuant to the Offer or (ii) all of the Common Stock actually owned by the U.S. Holder is exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of Common Stock constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

If a U.S. Holder’s exchange of Common Stock pursuant to the Offer does not constitute a “sale or exchange” for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to this Offer will be treated as a distribution, and the U.S. Holder’s tax basis in the Common Stock exchanged generally will be added to any Common Stock retained by the U.S. Holder. In such circumstances, the distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Common Stock, with any remaining portion taxable as capital gain. Certain dividends received by certain non-corporate U.S. Holders may be subject to U.S. federal income tax at reduced rates. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Common Stock at the time of the exchange exceeds one year. If an exchange of Common Stock pursuant to this Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares of Common Stock than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares of Common Stock will be purchased pursuant to this Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Information reporting and backup withholding for U.S. holders

In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), who tender their Common Stock. Each U.S. Holder will be asked to provide such holder’s correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the IRS Substitute Form W-9 that is included in the Letter of Transmittal. Backup withholding at the applicable rate (currently 28%) will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number or certification of exempt status on the IRS Substitute Form W-9 that is included in the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders who receive cash under the Offer

DTC will generally withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Holder that is the beneficial owner of Common Stock unless such Non-U.S. Holder timely delivers to DTC a properly completed and executed IRS Form W-8BEN (or other applicable form) evidencing that such withholding is not required, for example, pursuant to an applicable income tax treaty. Assuming the cash received for the Common Stock pursuant to the Offer is characterized as a “sale or exchange” of the shares (as opposed to a dividend) by the Non-U.S. Holder, the gain a Non-U.S. Holder realizes in connection with the Offer generally will not be subject to U.S. federal income tax, and the Non-U.S. Holder may be entitled to a refund of any tax withheld by DTC (or other applicable withholding agent) with respect to the Offer, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Common Stock and certain other conditions are met; or

•	with respect to a Non-U.S. Holder who owns, or who has owned during the relevant statutory period, more than 5% of our Common Stock, the Company is, or has been, a U.S. real property holding corporation (“USRPHC”). The Company does not believe it currently is, or was during the relevant statutory period, a USRPHC.

Holders of Common Stock who do not receive cash under the Offer

Holders of Common Stock whose Common Stock are not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

The preceding discussion is not intended to be construed as tax advice. You are urged to consult your own independent tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of federal, state, local, foreign and other tax laws.

The Depositary for the Offer is:

Computershare

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	If delivering by overnight courier:

Computershare	Computershare
c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011 Facsimile: (617) 360-6810 For Confirmation Only / Telephone Number: (781) 575-2332	c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021 Confirm by Telephone: (800) 248-3170

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

(800) 248-3170 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

The Dealer Manager for the Offer is:

383 Madison Avenue

New York, NY 10179 (877) 371-5947